GPU, INC.


           100 Interpace Parkway         Parsippany, New Jersey 07054-1149



           Notice of Annual Meeting of Stockholders to be Held May 1, 1997



               Notice is hereby given that the Annual Meeting of

          Stockholders of GPU, Inc. will be held at The Morris Museum, Six

          Normandy Heights Road, Morristown, New Jersey on Thursday, May 1,

          1997 at 10:00 o'clock in the morning (local time):



               1.   To elect four directors of the Corporation to hold

                    office for three-year terms and to elect two directors

                    to hold office for two-year terms beginning upon their

                    election at the 1997 Annual Meeting.



               2.   To consider the adoption of a Deferred Stock Unit Plan

                    for Outside Directors as described in the accompanying

                    Proxy Statement.



               3.   To consider the ratification of the selection by the

                    Board of Directors of Coopers & Lybrand L.L.P. as

                    independent auditor for the year 1997.



               4.   To consider, if submitted, the stockholder proposal set

                    forth in the accompanying Proxy Statement.



          February 14, 1997               i





               5.   To transact such other business as may properly come

                    before the meeting.



               Only holders of record of issued and outstanding shares of

          Common Stock of the Corporation at the close of business on

          March 10, 1997 will be entitled to vote at the meeting.  Such stockholders may vote in person or by proxy.  If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting, please obtain from the firm or trustee a letter or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting.

          The stock transfer books of the Corporation will not be closed.



                              By order of the Board of Directors,

                                      MARY A. NALEWAKO, Secretary

          March 26, 1997



               The 1996 Annual Report was previously transmitted to

          stockholders.  It is expected that the annexed Proxy Statement and enclosed form of Proxy will be first sent to stockholders on or about March 26, 1997.



               If you wish to receive, without charge, a copy of the GPU

          System Statistics or the Corporation's 1996 Annual Report to the

          Securities and Exchange Commission on Form 10-K, direct your request to:  Stockholder Relations, GPU, Inc., 100 Interpace



          February 14, 1997               ii





          Parkway, Parsippany, New Jersey 07054-1149, or call (201)

          263-6600.





                You Are Cordially Invited to Attend the Annual Meeting



               If you plan to attend the meeting in person, please mark

          your Proxy in the space provided for that purpose.  Please bring the lower portion of the form (the Speaker and Admission Card sections) with you to the meeting.



               Whether or not you attend the meeting, we hope that you will sign and return the enclosed Proxy as promptly as possible.  Your vote is important.



























          February 14, 1997              iii





                                  TABLE OF CONTENTS



                                                                    Page
                                                                   Number


          PROXY STATEMENT

             Stockholders Entitled to Vote                            1



          DIRECTORS' PROPOSALS



             1.  ELECTION OF DIRECTORS                                3

                 Standing Committees of the Board of Directors       11



                 Security Ownership of Certain Beneficial

                 Owners and Management                               15



                 Remuneration of Executive Officers                  17



                 Personnel, Compensation and

                 Nominating Committee Report                         17



                 Summary Compensation Table                          18



                 Long-Term Incentive Plans - Awards

                 in Last Fiscal Year                                 20



                 Comparison of Five Year Cumulative Total Return     21



          February 14, 1997               iv





                 Employment, Termination and Change

                 in Control Arrangements                             21



                 Benefit Protection Trusts                           26



                 Retirement Plans                                    26



                 Supplemental Pensions                               29



                 Remuneration of Directors                           31



                 Retirement Plan for Outside Directors               31



                 Restricted Stock Plan for Outside Directors         33



             2.  ADOPTION OF A DEFERRED STOCK UNIT PLAN FOR

                 OUTSIDE DIRECTORS                                   34



             3.  RATIFICATION OF SELECTION OF AUDITOR                38



          STOCKHOLDER PROPOSAL                                       40



          OTHER MATTERS                                              44



          ANNEX A                                                    47





          February 14, 1997               v





                                      GPU, INC.



          100 Interpace Parkway           Parsippany, New Jersey 07054-1149



                   Proxy Statement for Annual Meeting - May 1, 1997



          STOCKHOLDERS ENTITLED TO VOTE

               Holders of record at the close of business on March 10, 1997 of the outstanding Common Stock (consisting of ___________

          shares) are entitled to vote at the Annual Meeting of

          Stockholders of the Corporation ("GPU").



               Stockholders have cumulative voting rights for the election of directors and one vote per share for all other purposes.

          Cumulative voting means that each stockholder is entitled to as many votes as are equal to the number of shares owned multiplied by the number of directors to be elected and that the stockholder may cast all of such votes for a single director or may

          distribute them among the number to be voted for, or any two or more of them, as the stockholder may see fit.  Elections of directors are determined by a plurality vote.  Other matters are determined by vote of the holders of a majority of the shares present or represented at the meeting and voting on such matters.



               The Proxies hereby solicited vest in the proxy holders

          cumulative voting rights with respect to the election of

          directors (unless the stockholder marks the Proxy so as to

          February 14, 1997               1





          withhold such authority) and all other voting rights of the stockholders signing such Proxies.  The shares represented by each duly executed Proxy will be voted and, where a choice is specified by the stockholder on the Proxy, the Proxy will be voted in accordance with the specification so made.  As provided by Pennsylvania law and the Corporation's By-Laws, abstentions,

          broker non-votes and withheld votes will not be included in the total number of votes cast, and therefore will have no effect on the election of directors, the adoption of the Deferred Stock

          Unit Plan for Outside Directors, the ratification of the

          selection of auditors or other matters.  Signed but unmarked

          Proxies will be voted in accordance with the directors'

          recommendations.



               The Proxy is revocable, at any time before exercise, by a

          written instrument signed in the same manner as the Proxy and received by the Secretary of the Corporation at or before the

          Annual Meeting.  If you attend the meeting, you may, if you wish,

          revoke your Proxy by voting in person.



               You are encouraged to voice your preference by marking the appropriate boxes on the enclosed Proxy.  However, it is not necessary to mark any boxes if you wish to vote in accordance with the directors' recommendations; merely sign, date and return the Proxy in the enclosed postpaid envelope.





          February 14, 1997               2





                                 DIRECTORS' PROPOSALS



          1.   ELECTION OF DIRECTORS

               The Board of Directors consists of three classes of

          directors with overlapping three-year terms.  Each year a class of directors is elected for a term expiring at the third

          succeeding Annual Meeting after such election.



               At the 1997 Annual Meeting, four Class III directors will be elected to hold office for three-year terms beginning upon their election at the 1997 Annual Meeting.  In addition, two Class II directors will be elected to hold office for two-year terms beginning upon their election at the meeting.



               The votes applicable to the shares represented by Proxies in the accompanying form received from stockholders will be cast in favor of the election of the six nominees listed below, except that the proxy holders reserve the right to exercise cumulative voting rights and to cast their votes in such manner and for such lesser number of said nominees as they may deem best at the meeting, in order, so far as possible, to secure the election of said nominees.  If any nominee should be unable to serve (an event which is not anticipated), the proxy holders reserve the right to vote for a substitute nominee or nominees designated by the Personnel, Compensation and Nominating Committee of the Board

          of Directors.



          February 14, 1997               3





          Information about the Nominees and Directors



                         Nominees for Class III Directors for

                                Terms Expiring in 2000



          Name                     Age      Year first elected a director



          FRED D. HAFER             56                               1996



          Mr. Hafer became President and Chief Operating Officer of GPU,

          Inc. and President and Chief Operating Officer of GPU Service,

          Inc. (GPUS) in July 1996.  He is also a director of Jersey

          Central Power & Light Company (JCP&L), Metropolitan Edison

          Company (Met-Ed) and Pennsylvania Electric Company (Penelec)

          (which do business under the trade name of GPU Energy), GPUS, GPU

          Nuclear, Inc. (GPUN), GPU Generation, Inc. and GPU International,

          Inc., all subsidiaries of GPU.  It is anticipated that Mr. Hafer will be elected Chairman and Chief Executive Officer of GPU in

          May 1997 upon Mr. Leva s retirement from these positions.  Mr.

          Hafer, who has been associated with the GPU Companies since 1962,

          served as President of Met-Ed from 1986 to 1996, and as President of Penelec from 1994 to 1996.  Mr. Hafer is also a director of

          Sovereign Bancorp, Inc., Sovereign Bank and Utilities Mutual

          Insurance Company, a director and past president of the

          Manufacturers Association of Berks County and a member of the executive committee of the Pennsylvania Electric Association.  He is a director of Kutztown University Foundation, Leadership

          February 14, 1997               4





          Pennsylvania and the Reading Hospital and Medical Center.  He is

          also a trustee of the Caron Foundation and Chairman of the

          Foundation for a Drug-Free Pennsylvania.



          Name                     Age      Year first elected a director



          PAUL R. ROEDEL            69                               1979



          Mr. Roedel retired in 1992 as Chairman and Chief Executive

          Officer of Carpenter Technology Corporation, manufacturers,

          fabricators and marketers of specialty metals.  He joined

          Carpenter in 1949 and became Chief Executive Officer in 1981 and

          Chairman in 1987.  He is a director of Carpenter Technology

          Corporation, P.H. Glatfelter Co. and Berks Packing Co., Inc.  He

          is Chairman of the Berks Business Education Coalition, Treasurer

          of the Wyomissing Foundation and a member of ASM International.

          Mr. Roedel is also Chairman of the Board of Gettysburg College,

          Treasurer of the Reading Public Museum and a director of the

          Pennsylvania Business Education Partnership.



          CARLISLE A. H. TROST      67                               1990



          Admiral Trost served in the United States Navy from 1953 until his retirement in 1990, including a four-year term from 1986 to

          1990 as Chief of Naval Operations.  Admiral Trost is also a member of the Board of Directors of GPUN and the Chairman of that

          Board's Nuclear Safety and Compliance Committee.  He is Chairman

          February 14, 1997               5





          of the Board of Directors of Bird-Johnson Co. and a director of

          General Dynamics Corporation, Louisiana Land & Exploration

          Company, Precision Components Corporation and Lockheed Martin

          Corporation.



          Name                     Age      Year first elected a director



          PATRICIA K. WOOLF, Ph.D.  62                               1983



          Dr. Woolf is a consultant, author, and Lecturer in the Department of Molecular Biology at Princeton University.  Dr. Woolf is a

          director of Crompton and Knowles Corporation and the National

          Life Insurance Company of Vermont.  She is also a trustee of the

          New Economy Fund and a director of the American Balanced Fund,

          the Income Fund of America, the Growth Fund of America and Small

          Cap World Fund, all of The Capital Group of Los Angeles.



                         Nominees for Class II Directors for

                                Terms Expiring in 1999



          Name                     Age      Year first elected a director



          Thomas B. Hagen           61                               1997



          Mr. Hagen is Chairman of Hagen & Company, a business consulting firm and is also Chairman of the Team Pennsylvania Foundation.

          Mr. Hagen served as Secretary of Commerce and then as Secretary

          February 14, 1997               6





          of Community & Economic Development of the Commonwealth of

          Pennsylvania from January 1995 to March 1997.  Mr. Hagen was first elected as a director of GPU in 1988 and resigned upon his appointment as Secretary of Commerce in 1995.  He is the

          immediate past Chairman of the Board of the Pennsylvania

          Industrial Development Authority (PIDA), the Pennsylvania

          Economic Development Financing Authority (PEDFA) and Ben

          Franklin/ Industrial Resource Centers Partnership.  Mr. Hagen is

          a director of the Erie Insurance Group - property, casualty and life insurers - which he joined in 1953 and served as its

          Chairman & Chief Executive Officer from 1990 to 1993.  He is a member and past chairman of the Council of Fellows of Penn State

          - Erie, the Behrend College, President of the Pennsylvania

          Society and Director of the Athenaeum of Philadelphia.



          Name                     Age      Year first elected a director



          BRYAN S. TOWNSEND           66                             1996



          Mr. Townsend retired as Chairman of Midlands Electricity plc, a

          British regional electric company, in August 1996 following its acquisition by Avon Energy Partners (Avon), in which the

          Corporation owns a 50% interest.  He served as Chairman of

          Midlands since 1986, becoming Chairman and Chief Executive on privatisation in 1990.  He is a director of JBA International

          Ltd. (a supplier of computer software business systems), a member and past chairman of the British National Committee and a member

          February 14, 1997               7





          of the Scientific Directing and Organising Committee of CIRED

          (International Conference on Electricity Distribution).  Mr.

          Townsend is also past chairman of the Birmingham Repertory

          Theatre and West Midlands Confederation of British Industry.



          Information concerning the other directors of the Corporation whose terms do not expire at the Annual Meeting is as follows:



                                Class I Directors with

                                Terms Expiring in 1998



          Name                     Age      Year first elected a director



          HENRY F. HENDERSON, JR.   68                               1989



          Mr. Henderson is President, Chief Executive Officer and a

          director of H. F. Henderson Industries, designers and

          manufacturers of process control and engineered systems for government and industry, including industrial process controls and defense electronics.  He is also President and Chief

          Executive Officer of Sanitec, Inc., manufacturer of medical waste disinfecting systems for commercial and hospital use.  He is a

          Commissioner of the Port Authority of New York and New Jersey and

          a director of the Partnership for New Jersey, the New Jersey

          State Chamber of Commerce, Delta Dental Plan and the Port

          Authority Trans-Hudson Corporation.  He is also Chairman of the

          World Trade Center Club Board of Advisors and a trustee of

          February 14, 1997               8





          Stevens Institute of Technology, New York Theological Seminary,

          New Jersey State Employment and Training Commission, Drumthwacket

          Foundation, Inc. and Paterson Economic Development Corporation,

          and a member of the Defense Orientation Conference Association and Business Executives for National Security.



          Name                     Age      Year first elected a director



          JAMES R. LEVA             64                               1992



          Mr. Leva has served as Chairman and Chief Executive Officer of

          GPU and GPUS (which he also serves as a director) since 1991.  He is also Chairman of the Board, Chief Executive Officer and a director of JCP&L, Met-Ed and Penelec; Chairman of the Board and

          a director of GPUN; Chairman, Chief Executive Officer and a director of GPU Generation, Inc.; and Chairman and a director of

          GPU International, Inc., GPU Power, Inc. and GPU Electric, Inc.,

          all subsidiaries of GPU.  He is also Chairman and a director of

          Avon and of Midlands Electricity plc.  Mr. Leva, who has been associated with the GPU Companies since 1952, also served as

          President of GPU and GPUS from 1991 to 1996.  It is anticipated that he will retire as Chairman and Chief Executive Officer of the Corporation and other similar positions with the GPU

          Companies (other than director of GPU) in May 1997.  Mr. Leva is also a director of Utilities Mutual Insurance Company, the New

          Jersey Utilities Association, the New Jersey Chamber of Commerce

          and Fairleigh Dickinson University.  He is a trustee of St.

          February 14, 1997               9





          Clares-Riverside Foundation and Tri-County Scholarship Fund, and

          a member of the Prosperity New Jersey Commission.



          Name                     Age      Year first elected a director



          JOHN M. PIETRUSKI         64                               1989



          Mr. Pietruski served as Chairman of the Board and Chief Executive

          Officer of Sterling Drug Inc. from 1985 until his retirement in

          1988.  He is Chairman of the Board of Texas Biotechnology

          Corporation, a pharmaceutical research and development company.

          He also serves as President of Dansara Company, a management consulting firm.  He is a director of Hershey Foods Corporation,

          Lincoln National Corporation and McKesson Corporation.  He is

          also a Regent of Concordia College.



          CATHERINE A. REIN         54                               1989



          Ms. Rein has been Executive Vice President - Corporate

          Development and Services of Metropolitan Life Insurance Company

          since 1989.  Ms. Rein is a director of The Bank of New York,

          Inc., Corning Inc., New England Investment Companies, Inc. and

          INROADS, New York, Inc., a trustee emeritus of the National Urban

          League and a trustee of the New York University Law Center

          Foundation.





          February 14, 1997               10





                                Class II Director with

                                Term Expiring in 1999



          Name                     Age      Year first elected a director



          THEODORE H. BLACK         68                               1988



          Mr. Black is a director of Ingersoll-Rand Company, an industrial machinery manufacturer, and served as its Chairman, President and

          Chief Executive Officer from 1988 until his retirement in 1993.

          He is also a director of CPC International Inc. and McDermott

          International.



          Standing Committees of the Board of Directors



               There are four standing committees of the Board, namely, the

          Audit Committee, the Corporate and Public Responsibilities

          Committee, the Finance Committee and the Personnel, Compensation

          and Nominating Committee.  The membership and functions of these

          Committees are as follows:



               The Audit Committee recommends to the Board, subject to

          ratification by the stockholders, the engagement of the

          independent auditor and reviews with the independent auditor the plan, scope and results of the audit and any comments by the auditor on the internal accounting control systems of the

          Corporation and its subsidiaries.  All material non-audit

          February 14, 1997               11





          services proposed to be performed by the independent auditor are reviewed by the Committee.  The Committee also reviews with the

          Corporation's internal auditor the plan, scope and results of internal audits and its comments on the internal accounting control systems.  It reviews with the officers of the

          Corporation, the independent auditor and the Corporation's internal auditor the following:  the accounting principles to be applied in reporting the financial results of the Corporation as contained in the financial statements and related footnotes presented in the annual report to stockholders; the results of audits by governmental agencies; and the reports on audit

          procedures relating to possible corporate expenditures for political purposes.



               The Chairman of the Audit Committee is Mr. Roedel.  The

          other members are Messrs. Henderson and Townsend and Ms. Rein.

          During 1996, the Committee held four meetings.



               The Corporate and Public Responsibilities Committee reviews the Corporation's policies on public issues having broad social significance and the implementation of those policies and reports relating to compliance with the Corporation's Code of Ethics and the Corporation's conduct as a responsible corporate citizen.



               The Chairman of the Corporate and Public Responsibilities

          Committee is Mr. Henderson.  The other members are Messrs. Black,



          February 14, 1997               12





          Hagen, Townsend and Trost.  During 1996, the Committee held three meetings.



               The Finance Committee assists the Board in fulfilling the

          Board's fiduciary responsibilities relating to the financial policies, plans and programs of the Corporation and its

          subsidiaries.



               The Committee reviews a range of financial policies and

          plans including dividend policy, capital structure and credit quality goals, financing plans, and the Corporation's capital and operating budgets.  Additionally, the Committee reviews the investment policies, funding and investment results of the

          Corporation's trusteed plans.



               The Chairman of the Finance Committee is Mr. Pietruski.  The

          other members are Messrs. Roedel and Trost and Dr. Woolf.  During

          1996, the Committee held four meetings.



               The Personnel, Compensation and Nominating Committee

          recommends to the Board the election of officers of the

          Corporation and the presidents of the Corporation's direct subsidiaries, and the compensation and other benefits of those officers and of directors of the Corporation and its direct subsidiaries.  The Committee also reviews plans for management succession and executive development, compensation and other benefit goals for the GPU Companies.

          February 14, 1997               13





               The Personnel, Compensation and Nominating Committee also

          recommends to the Board from time to time, the size and

          composition of the Board and candidates for membership on the

          Board.  The Committee also recommends to the Board the

          composition and membership of the various Board Committees.



               A stockholder proposal for a nominee for election as a

          director should be sent by mail, addressed to Secretary, GPU,

          Inc., 100 Interpace Parkway, Parsippany, New Jersey 07054-1149.

          All such proposals must be received by the Corporation not later than 30 nor more than 75 days prior to the scheduled date of the next annual meeting and must contain certain information

          regarding the identity and background of the stockholder's proposed nominee as required by Section 10(e) of the

          Corporation's By-Laws, which also sets forth additional

          requirements with respect to such stockholder proposals.  A copy of Section 10(e) of the By-Laws will be furnished to stockholders upon request made to the Secretary of the Corporation.



               The Committee will also consider recommendations by

          stockholders of candidates for director nominees. Recommendations should be sent to the Secretary of the Corporation.



               The Chairman of the Personnel, Compensation and Nominating

          Committee is Ms. Rein.  The other members are Messrs. Black,

          Hagen and Pietruski and Dr. Woolf.  During 1996, the Committee

          held seven meetings.

          February 14, 1997               14





               There were 10 regular meetings and one organization meeting of the Board during 1996.  All directors attended at least 75% of the aggregate of (I) the total number of 1996 meetings of the

          Board and (ii) the total number of 1996 meetings of all

          committees of the Board on which he or she served.



          Security Ownership of Certain Beneficial Owners and Management



               The following table sets forth, as of February 1, 1997, the beneficial ownership of equity securities (and stock equivalent restricted units) of the GPU Companies of each of the GPU

          directors, nominees for director and each of the executive officers named in the Summary Compensation Table, and of all directors and executive officers of GPU as a group.  The shares of Common Stock owned by all directors and executive officers as a group constitute less than 1% of the total shares outstanding.

          No person to the knowledge of the Corporation held beneficially

          5% or more of the Corporation s outstanding Common Stock on such date.

















          February 14, 1997             15




                                                  Amount and Nature of Beneficial Ownership
                                                      Shares(1)           Stock-Equivalent
              Name           Title of Security    Direct   Indirect     Restricted Units(2)
      Dennis Baldassari       GPU Common Stock     1,081                       10,839

      Theodore H. Black       GPU Common Stock     7,798

      Fred D. Hafer           GPU Common Stock     5,035        131            11,378

      Thomas B. Hagen         GPU Common Stock    10,041

      Henry F. Henderson, Jr. GPU Common Stock     3,244      1,200

      Ira H. Jolles           GPU Common Stock     5,589                       13,305

      James R. Leva           GPU Common Stock     4,450        100            44,905

      John M. Pietruski       GPU Common Stock     4,300

      Catherine A. Rein       GPU Common Stock     2,989

      Paul R. Roedel          GPU Common Stock     2,900

      Bryan S. Townsend       GPU Common Stock       604

      Carlisle A. H. Trost    GPU Common Stock     2,541

      Robert L. Wise          GPU Common Stock     4,111                       11,809

      Patricia K. Woolf       GPU Common Stock     3,624



      All GPU Directors and

        Executive Officers

        as a Group            GPU Common Stock    70,527      8,568           145,086




      (1)   The number of shares owned and the nature of such ownership, not being within the knowledge of GPU, have been furnished by each individual.



      (2)   Restricted units, which do not have voting rights, represent rights (subject to vesting) to receive shares of Common Stock under the 1990 Stock Plan for Employees

            February 14, 1997              16





            of GPU and Subsidiaries (the "1990 Stock Plan").  See Summary Compensation Table

            below.

          Remuneration of Executive Officers



             Personnel, Compensation and Nominating Committee Report



          This section will be completed after the March Board meeting and will include:

               Compensation Philosophy

               Base Salary Program

               Incentive Compensation Program

               1990 Stock Plan



                  Personnel, Compensation and Nominating

                                          Committee Members



                                          Theodore H. Black

                                          Thomas B. Hagen

                                          John M. Pietruski

                                          Catherine A. Rein

                                          Patricia K. Woolf













            February 14, 1997              17





                                      SUMMARY COMPENSATION TABLE
                                           Annual Compensation     Long-Term Compensation
                                                                     Awards   Payouts
                                                          Other
            Name and                                      Annual   Restricted          All Other
            Principal                                     Compen-  Stock/Unit  LTIP     Compen-
            Position            Year   Salary   Bonus    sation(1) Awards(2) Payouts(3) sation
      James R. Leva             1996  $585,000 $_______  $ 2,510    $    -   $ 81,978  $163,496(4)
      Chairman and Chief        1995   585,000  333,450    1,499         -     44,131   125,032
      Executive Officer,        1994   573,750  292,500      -        117,563    -       93,934
      GPU, Inc.

      Fred D. Hafer             1996   365,000  _______    1,883         -     61,484    46,731(5)
      President and Chief       1995   280,000   94,000    1,374         -     40,454    39,247
      Operating Officer,        1994   275,250   77,000     -          39,841    -       32,935
      GPU, Inc.

      Ira H. Jolles             1996   331,000  _______    2,510         -     91,087    52,673(6)
      Senior Vice President     1995   331,000  116,000    1,749         -     57,207    47,388
      and General Counsel,      1994   327,750   83,000     -          47,025    -       40,500
      GPU, Inc.

      Dennis Baldassari         1996   305,000  _______      812(7)      -     21,724    39,697(8)
      President, Jersey Central 1995   275,000   86,000      431(7)      -      9,930    32,345
      Power & Light Company,    1994   271,250   62,000       17(7)    39,188    -       24,837
      Metropolitan Edison Company,
      and Pennsylvania Electric
      Company (GPU Energy)

      Robert L. Wise            1996   293,000  _______   57,213(9)      -     81,978    53,448(10)
      President, GPU            1995   293,000  138,600    1,499         -     44,131    47,893
      Generation, Inc.          1994   290,000   81,000     -          41,931    -       38,979

       (1) Consists of earning on "Long-Term Incentive Plan" ("LTIP") compensation paid in the year the award vests.

       (2) The restricted units issued in 1995 and 1996 under the 1990 Stock Plan are performance based.  The 1996 awards are shown in "Long-Term Incentive Plans - Awards in Last Fiscal


            February 14, 1997                18


           Year" table (the "LTIP table").  Dividends are paid or accrued on the aggregate restricted stock/units awarded under the 1990 Stock Plan and reinvested.

           The aggregate number and value (based on the stock price per share at December 31,
           1996) of unvested stock-equivalent restricted units (including reinvested dividends)
           includes the amounts shown on the LTIP table, and at the end of 1996 were:

                                   Aggregate Units     Aggregate Value

                  James R. Leva        44,905             $1,509,931
                  Fred D. Hafer        11,378             $  382,585
                  Ira H. Jolles        13,305             $  447,381
                  Dennis Baldassari    10,839             $  364,461
                  Robert L. Wise       11,809             $  397,078














































            February 14, 1997                19


       (3) Consists of Performance Cash Incentive Awards paid on the 1990 and 1991 restricted stock awards which have vested under the 1990 Stock Plan.  These amounts are designed to compensate recipients of restricted stock/unit awards for the amount of federal and state income taxes that are payable upon vesting of the restricted stock/unit awards.

       (4) Consists of the Corporation's matching contributions under the Savings Plan ($6,000), matching contributions under the non-qualified deferred compensation plan ($30,738), the benefit of interest-free use of the non-term portion of employer paid premiums for split-dollar life insurance ($36,423), above-market interest accrued on the retirement portion of deferred compensation
           ($6,291), and earnings on LTIP compensation not paid in the current year ($84,044).

       (5) Consists of the Corporation's matching contributions under the Savings Plan ($6,000), matching contributions under the non-qualified deferred compensation plan ($12,360), the benefit of interest-free use of the non-term portion of employer paid premiums for split-dollar life insurance ($9,188), above-market interest accrued on the retirement portion of deferred compensation ($357), and earnings on LTIP compensation not paid in the current year ($18,826).

       (6) Consists of the Corporation's matching contributions under the Savings Plan ($6,000), matching contributions under the non-qualified deferred compensation plan ($11,880), the benefit of interest-free use of the non-term portion of employer paid premiums for split-dollar life insurance ($12,161), above-market interest accrued on the retirement portion of deferred compensation
           ($568), and earnings on LTIP compensation not paid in the current year ($22,064).

       (7) In addition to the earnings on LTIP compensation noted in (1) above, these amounts include the above-market interest accrued on the pre-retirement portion of deferred compensation in the amounts of $147, $94 and $17 for the years 1996, 1995 and 1994 respectively.

       (8) Consists of the Corporation's matching contributions under the Savings Plan ($6,000), matching contributions under the non-qualified deferred compensation plan ($9,640), the benefit of interest-free use of the non-term portion of employer paid premiums for split-dollar life insurance ($5,981), above-market interest accrued on the retirement portion of deferred compensation ($147), and earnings on LTIP compensation not paid in the current year ($17,929).

       (9) In addition to the earnings on LTIP compensation ($2,510) noted in (1) above, this amount includes $25,953 for a one-time automobile adjustment and $23,447 for the amount of federal and state income taxes payable for the automobile adjustment.

      (10) Consists of the Corporation's matching contributions under the Savings Plan ($6,000), matching contributions under the non-qualified deferred compensation plan ($11,264), the benefit of interest-free use of the non-term portion of employer paid premiums for split-dollar life insurance ($9,577), above-market interest accrued on the retirement portion of deferred compensation ($7,023), and earnings on LTIP compensation not paid in the current year ($19,584).


      NOTE:  The split-dollar life insurance amounts reported in the "All Other Compensation"
      column are equal to the present value of the interest-free use of the current year
      Corporation paid premiums to the projected date the premiums will be refunded to the
      Corporation.





            February 14, 1997                20



                  LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
                                           Performance      Estimated future payouts under
                             Number of        or other       non-stock price based plans(1)
                              shares,       period until
                              units or       maturation     Threshold    Target     Maximum
            Name            other rights      or payout        (#)        (#)         (#)


      James R. Leva (2)          -              -                0             0            0

      Fred D. Hafer             2,620      5 year vesting        0         2,620        5,240

      Ira H. Jolles             3,010      5 year vesting        0         3,010        6,020

      Dennis Baldassari         2,500      5 year vesting        0         2,500        5,000

      Robert L. Wise            2,670      5 year vesting        0         2,670        5,340




      (1)  The restricted units awarded in 1996 under the 1990 Stock Plan provide for a performance adjustment to the aggregate number of units vesting for the recipient, including the accumulated reinvested dividends, based on the annualized GPU Total
           Shareholder Return (TSR) percentile ranking against all companies in the Standard &
           Poor's Electric Utility Index for the period between the award and vesting dates.  With a 55th percentile ranking, the performance adjustment would be 100% as reflected in the
           "Target" column.  In the event that the percentile ranking is below the 55th percentile, the performance adjustment would be reduced in steps reaching 0% at the
           39th percentile as reflected in the "Threshold" column.  Should the TSR percentile ranking exceed the 59th percentile, then the performance adjustment would be increased in steps reaching 200% at the 90th percentile as reflected in the "Maximum" column.
           Under the 1990 Stock Plan, regular quarterly dividends are reinvested in additional units that are subject to the vesting restrictions of the award.  Actual payouts under the Plan would be based on the aggregate number of units awarded and the units accumulated through dividend reinvestment at the time the restrictions lapse.

      (2)  The 1995 award for Mr. Leva represented an amount intended to provide incentives for
           1995, 1996 and 1997.  Therefore, in 1996 no additional units were awarded to
           Mr. Leva.















            February 14, 1997                21

     [Tabular representation of Performance Graph is set forth below]


                Comparison of Five Year Cumulative Total Return*

                GPU, S&P 500 Index and S&P Electric Utility Index

                                       ($)



                                   Amount
                                  Invested
                                   1/1/92  1992  1993  1994   1995  1996

          GPU                       100     108   127   115    159   166

          S&P 500                   100     108   118   120    165   203

          S&P Electric Utility      100     106   119   104    136   136


          *   Cumulative Total Return includes reinvestment of dividends.




 Employment, Termination and Change in Control Arrangements



 Severance Arrangements



     The Corporation has entered into Severance Protection Agreements with

 Messrs. Leva, Hafer, Jolles, Baldassari and Wise which provide certain severance benefits to the executive if his employment is terminated following a change in control of GPU (as defined).  These agreements are intended to induce the executives to remain in the employ of the Corporation and help ensure that the Corporation will have the benefit of their services without distraction in the face of a potential change in control.






 February 14, 1997                  22

     Under the agreements, benefits are paid if, in connection with a change in control, the Corporation terminates the employment of the executive for reasons other than cause or disability or death, or if the executive resigns following certain actions (specified in the agreements) by the Corporation such as a reduction in salary or change in position. In addition, Mr. Hafer receives severance benefits if he resigns for any reason within six months following a change in control.



     The benefits payable to all executives other than Mr. Leva consist of, in general, (a) the executive's base salary through the termination date and a pro rata portion of his target incentive bonus; (b) severance compensation equal to twice the sum of the executive's base salary and target incentive bonus, provided that if the executive's normal retirement date is within two years of his termination date, his benefits will be proportionately reduced;

 (c) a continuation of insurance benefits for up to two years; (d)

 reimbursement of certain expenses subject to specified limitations; and (e)

 such additional amount as is necessary to pay any excise tax under Section

 4999 of the Internal Revenue Code (and any related interest and penalties) on amounts payable under the agreements.  If Mr. Leva's employment terminates prior to his scheduled retirement on May 31, 1997 following a change in control, he would receive a severance payment equal to the base salary and bonus award which he would have received had he remained employed through that date and the payment described in (e) above.



     The agreements have an initial term of two years and automatically renew annually unless earlier terminated by the executive or GPU.



 February 14, 1997                  23

     Under the Corporation's severance policy for employees, if the employment of Messrs. Leva, Hafer, Jolles, Baldassari or Wise is involuntarily terminated, as defined, other than in connection with a change in control, he is entitled to receive, in general, severance compensation equal to one week's pay for each full year of service.



 Lump Sum Distributions



     If the executive's employment terminates in connection with a change in control, the executive may elect to receive a lump sum distribution of all amounts payable to him under GPU System supplemental retirement and deferred compensation plans and arrangements, including those described below for Mr.

 Jolles.





























 February 14, 1997                  24

          Mr. Jolles



               Retirement and Disability - If Mr. Jolles retires on or

          after his normal retirement date (the last day of the month in which he attains age 65), he will receive (in addition to his benefits under GPUS' employee retirement plans) a supplemental retirement pension from GPU Company sources equal to the

          additional pension he would have received under the GPUS employee retirement plans as if he had an additional 20 years of past creditable service.  If Mr. Jolles reaches his normal retirement date while he is receiving disability income under GPUS

          disability income plans, he will thereafter receive a

          supplemental retirement pension from GPU Company sources equal to the additional pension he would have been paid under GPUS'

          employee retirement plans as if he had an additional 20 years of past creditable service.



               Upon retirement, Mr. Jolles will also receive an extension of health insurance benefits to the later of his 62nd birthday and the third anniversary of retirement.



               Termination - (i) If Mr. Jolles' employment with the GPU

          Companies terminates "involuntarily," as defined, under

          circumstances involving a "change in control" of GPU, as defined,

          or without cause, he shall receive from GPU Company sources a supplemental retirement pension which would have been paid to him under GPUS' employee retirement plans as if he had an additional

          February 14, 1997                  25





          20 years of past creditable service.  (ii) If, however, his employment terminates for any other reason (except upon

          retirement or death), he will receive from GPU System sources a supplemental retirement pension equal to the additional pension he would have been paid under GPUS' employee retirement plans as if he had additional years of creditable service ranging, as of

          December 31, 1996, from eight and one-half years up to a maximum of 20 years depending upon his years of actual employment by GPUS at the time of termination.



               Mr. Jolles will also be entitled to receive such additional monthly payment, if any, to ensure that the aggregate monthly pension amount otherwise payable to him under GPUS' retirement plans is not less than:  (a) $10,825.75 for each month beginning after retirement and before the month beginning after Mr. Jolles'

          62nd birthday or (b) $10,325.75 for each month beginning after the later of his retirement date and his 62nd birthday.



               Death - In the event of Mr. Jolles' death before he begins receiving benefits under GPUS  employee retirement plans, his surviving spouse, if any, shall receive such benefits during her lifetime, together with the supplemental retirement pension benefits which would have been payable to him as described in paragraph (ii) above.



               Other - To the extent relevant to the level of benefits

          payable to Mr. Jolles under other benefit plans provided for

          February 14, 1997                  26





          senior GPU executives, he will be treated as having the years of creditable service as described in paragraph (ii) above.



          Benefit Protection Trusts



               The Corporation has entered into benefit protection trust

          agreements to be used to fund the Corporation's obligations to executive officers and directors under deferred compensation and incentive programs and agreements, and with respect to certain retirement and termination benefits, in the event of a change in control.  The trusts may also be used for the purpose of paying legal expenses incurred in pursuing benefit claims under such programs and agreements following a change in control.  The trusts are currently partially funded.



          Retirement Plans



               The GPU Companies' pension plans provide for pension

          benefits, payable for life after retirement, based upon years of creditable service with the GPU Companies and the employee's career average compensation as defined below.  Federal law limits the amount of an employee's pension benefits that may be paid from a qualified trust established pursuant to a qualified pension plan (such as the GPU Companies' plans).  The GPU

          Companies also have adopted non-qualified plans providing that the portion of a participant's pension benefits which, by reason of such limitations, cannot be paid from such a qualified trust

          February 14, 1997                  27





          shall be paid directly on an unfunded basis by the participant's employer.



               The following table illustrates the amount of aggregate

          annual pension from funded and unfunded sources resulting from employer contributions to the qualified trust and direct payments payable upon retirement in 1997 (computed on a single life annuity basis) to persons in specified salary and years of service classifications:





































          February 14, 1997                  28





                 ESTIMATED ANNUAL RETIREMENT BENEFITS (2) (3) (4) (5)

                        BASED UPON CAREER AVERAGE COMPENSATION

                                  (1997 Retirement)

      Career
      Average
      Compen-   10 Years   15 Years   20 Years   25 Years   30 Years   35 Years   40 Years   45 Years
     sation(1) of Service of Service of Service of Service of Service of Service of Service of Service
     $  50,000  $  9,338   $ 14,007   $ 18,676   $ 23,345   $ 28,014   $ 32,684   $ 37,085   $ 41,085
       100,000    19,338     29,007     38,676     48,345     58,014     67,684     76,685     84,685
       150,000    29,338     44,007     58,676     73,345     88,014    102,684    116,285    128,285
       200,000    39,338     59,007     78,676     98,345    118,014    137,684    155,885    171,885

       250,000    49,338     74,007     98,676    123,345    148,014    172,684    195,485    215,485
       300,000    59,338     89,007    118,676    148,345    178,014    207,684    235,085    259,085
       350,000    69,338    104,007    138,676    173,345    208,014    242,684    274,685    302,685
       400,000    79,338    119,007    158,676    198,345    238,014    277,684    314,285    346,285

       450,000    89,338    134,007    178,676    223,345    268,014    312,684    353,885    389,885
       500,000    99,338    149,007    198,676    248,345    298,014    347,684    393,485    433,485
       550,000   109,338    164,007    218,676    273,345    328,014    382,684    433,085    477,085
       600,000   119,338    179,007    238,676    298,345    358,014    417,684    472,685    520,685

       650,000   129,338    194,007    258,676    323,345    388,014    452,684    512,285    564,285
       700,000   139,338    209,007    278,676    348,345    418,014    487,684    551,885    607,885
       750,000   149,338    224,007    298,676    373,345    448,014    522,684    591,485    651,485
       800,000   159,338    239,007    318,676    398,345    478,014    557,684    631,085    695,085

     ______________




                 February 14, 1997               29




                 (1)  Career Average Compensation is the average annual

               compensation received from January 1, 1984 to retirement and includes Salary and Bonus.  The career average compensation amounts for the following named executive officers differ by more than 10% from the three year average annual

               compensation set forth in the Summary Compensation Table and are as follows:  Messrs. Leva - $453,214; Hafer - $265,564;

               Baldassari - $191,741; and Wise - $267,060.



          (2)  Years of Creditable Service at December 31, 1996:  Messrs.

               Leva - 45 years; Hafer - 34 years; Jolles - 15 years;

               Baldassari - 27 years; and Wise - 33 years.



          (3)  Certain of these executives have supplemental pension arrangements.  Based on assumed retirement in 1997 with

               current years of creditable service, the total pension

               benefit amounts payable to Mr. Leva are $585,683 ($392,900 basic pension per the above table and $192,783 under

               supplemental pension agreements); and to Mr. Jolles are

               $129,909 ($120,713 basic pension per the above table and

               $9,196 under a supplemental pension agreement).



          (4)  Based on an assumed retirement at age 65 in 1997.  To reduce the above amounts to reflect a retirement benefit assuming a continual annuity to a surviving spouse equal to 50% of the annuity payable at retirement, multiply the above benefits by 90%.  The estimated annual benefits are not subject to

          February 14, 1997               30





               any reduction for Social Security benefits or other offset amounts.



          (5)  Annual retirement benefits under the basic pension per the above table cannot exceed 55% of the average compensation

               during the highest paid 36 calendar months.

          Supplemental Pensions



               The Corporation has adopted supplemental pension programs

          for Messrs. Leva and Jolles as described below.  The supplemental pension payments are not funded, but are payable from GPU Company sources.  The programs provide that supplemental pension payments are to be increased by 20% during the first year following retirement.



               Mr. Leva will receive an annual supplemental pension equal to (a) 65% of his final average compensation (as defined),

          reduced by (b) in general, the aggregate annual pension amount payable to him under other GPUS retirement plans.  "Final average compensation" is defined as Mr. Leva's average annual salary and bonus compensation paid for the three years prior to retirement.

          Mr. Leva is retiring effective May 31, 1997.  Accordingly, the supplemental monthly pension payable to him is estimated to be

          $15,755.  Mr. Leva will also receive upon retirement a separate supplemental pension payment of $3,726 annually.



          February 14, 1997               31





               Mr. Jolles will receive supplemental pensions as described above.  See "Employment, Termination and Change in Control

          Arrangements--Mr. Jolles."



               The supplemental pension payable to Mr. Leva will be paid in the form of a single life annuity, provided that if he is married on his retirement date, it will be payable to him at a reduced rate, and, following his death, his surviving spouse, if any,

          will receive an annuity payable for life equal to 50% of the supplemental pension payable to him.  In addition, in the event of his death before he retires, his surviving spouse, if any,

          will receive an annuity payable for life equal to 50% of the supplemental pension that would have been payable to him had he retired on the last day of the month in which his death occurs.



          Remuneration of Directors



               Non-employee directors receive an annual retainer of

          $20,000, a fee of $1,000 for each Board meeting attended and a fee of $1,000 for each Committee meeting attended.  Committee

          Chairmen receive an additional retainer of $3,000 per year.



          Retirement Plan for Outside Directors



               Under the Corporation's Retirement Plan for Outside

          Directors ("Retirement Plan"), an individual who completes

          54 months of service as a non-employee director is entitled to

          February 14, 1997               32





          receive retirement benefits equal to the product of (A) the number of months of service completed and (B) the monthly

          compensation paid to the director at the date of retirement.

          Retirement benefits under this plan are payable to the directors

          (or, in the event of death, to designated beneficiaries) in monthly installments of 1/12 of the sum of (x) the then annual retainer paid at time of retirement plus (y) the cash value of the last award under the Restricted Stock Plan for Outside

          Directors per month, over a period equal to the director's service as such, unless otherwise directed by the Personnel,

          Compensation and Nominating Committee, commencing at the later of age 60 or upon retirement.  As of December 31, 1996, the

          following directors had at least 54 months of service:

                    Director            Months of Service

               Theodore H. Black             106

               Thomas B. Hagen                87

               Henry F. Henderson, Jr.        95

               Paul R. Roedel                216

               John M. Pietruski              95

               Catherine A. Rein              95

               Carlisle A. H. Trost           72

               Patricia K. Woolf             161



               If the proposed Deferred Stock Unit Plan for Outside

          Directors is approved by stockholders at the 1997 Annual Meeting

          (Proposal 2), no additional retirement benefits will be payable to Outside Directors for service after June 30, 1997.  Benefits

          February 14, 1997               33





          which have accrued for service up to that date, however, will be payable in accordance with the terms and conditions of the

          Retirement Plan.  All directors (other than Mr. Townsend) are currently vested in the Retirement Plan; Mr. Townsend's service following June 30, 1997 will be applied toward the 54-month vesting requirement but will not increase the amount of his benefits.  Mr. Hagen (who had retired as a director in 1995)

          received benefits under the Retirement Plan until his re-election to the Board in March 1997.  Mr. Hagen will receive credit for additional service through June 30, 1997, and his benefit

          payments will recommence upon his retirement in accordance with the terms and conditions of the Retirement Plan.



          Restricted Stock Plan for Outside Directors



               Under the Corporation's Restricted Stock Plan for Outside

          Directors ("Directors Plan"), each director who is not an

          employee of the Corporation or any of its subsidiaries ("Outside

          Director") is paid a portion of his or her annual compensation in the form of 300 shares of GPU Common Stock.



               A total of 40,000 shares of GPU Common Stock (subject to

          adjustment for stock dividends, stock splits, recapitalizations and other specified events) has been authorized for issuance under the Directors Plan.  Any shares awarded which are forfeited as provided by the Directors Plan will again be available for issuance.

          February 14, 1997               34





               Shares of Common Stock are awarded to Outside Directors on the condition that the director serves or has served as an

          Outside Director until (I) death or disability, (ii) failure to stand for re-election at the end of the term upon reaching age 70, (iii) resignation or failure to stand for re-election with the consent of the Board, which is defined in the Directors

          Plan to mean approval thereof by at least 80% of the directors other than the affected director or (iv) failure to be re-elected to the Board after being duly nominated.  Termination of service for any other reason, including any involuntary termination effected by action or inaction of the Board, other than that following a change in control (as defined) of GPU, will result in forfeiture of all shares awarded.



               Until termination of service, an Outside Director may not

          dispose of any shares of Common Stock awarded under the Directors

          Plan, but has all other rights of a shareholder with respect to such shares, including voting rights and the right to receive all cash dividends paid with respect to awarded shares.



2.   ADOPTION OF A DEFERRED STOCK UNIT PLAN FOR OUTSIDE DIRECTORS



    On February 6, 1997, the Board of Directors adopted, subject to the approval of stockholders at the 1997 Annual Meeting, The Deferred Stock Unit

Plan for Outside Directors of GPU ("Deferred Stock Unit Plan").  If approved by stockholders, the Deferred Stock Unit Plan would replace the existing

Retirement Plan for Outside Directors effective July 1, 1997.

February 14, 1997               35

      The Retirement Plan (which is described above) provides for a retirement benefit based on each Outside Director's length of service on the Board and the value of the annual cash retainer and annual grant of restricted stock at the time of the director's retirement from the Board.  This program provides a significant portion of director compensation and is consistent with the practice of many corporations, both in the utility industry and elsewhere.  The

Board has determined, however, that it is more appropriate to provide a program that more directly links this portion of directors' compensation to changes in shareholder value.  Accordingly, it is proposed that the award of units under the Deferred Stock Unit Plan replace future benefits under the Retirement Plan.

The proposed Deferred Stock Unit Plan is summarized below:



General



      The Deferred Stock Unit Plan is intended to replace future benefits which would otherwise have accrued under the Retirement Plan and to provide Outside

Directors with approximately equivalent compensation based on the value of GPU common stock.



      Each unit granted under the Deferred Stock Unit Plan will represent one share of GPU common stock.  Dividend equivalents paid on outstanding units will be invested in additional units.



      The Board believes that adoption of the Deferred Stock Unit Plan will allow the Corporation to continue to attract and retain the highest caliber individuals to serve as directors and will ensure that the value of these directors' total compensation is appropriately linked to shareholder value.

February 14, 1997               36

Size of Awards



      Under the Deferred Stock Unit Plan, each Outside Director will receive an annual grant of units representing shares of GPU common stock equal in value at the time of grant to one and one-half times the value of the directors' annual cash retainer in effect at the time of grant.  The amount of the cash retainer is determined by the Board from time to time.  Changes in the amount of the cash retainer will affect the number of units issuable to the Outside Directors pursuant to the Deferred Stock Unit Plan.



Vesting and Payment



      Outside Directors who have served at least 54 months will receive payment of their deferred units upon their retirement from the Board.  Payment of units will be in the form of GPU common stock, or in cash if authorized by the

Personnel, Compensation and Nominating Committee of the Board.



      All units will vest and be paid upon a "change in control" of GPU.  The

Deferred Stock Unit Plan defines "change in control" as (1) the acquisition by any person or group (as defined in Section 13(d)(3) or 14(d)(2) of the

Securities Exchange Act of 1934) of beneficial ownership of or the right to vote, more than 20% of GPU's outstanding common stock, subject to certain exceptions such as acquisitions by employee benefit plans maintained by the

Corporation; (2) a change in the composition of GPU's Board of Directors which results in the members of the Incumbent Board (as defined) ceasing to constitute at least 70% of the members of the Board; or (3) certain mergers,

consolidations or reorganizations.

February 14, 1997               37

Administration; Amendment



      The plan will be administered by the Personnel, Compensation and

Nominating Committee of the Board of Directors.  The Board of Directors may

amend or terminate the Deferred Stock Unit Plan at any time, subject to certain exceptions in the case of an actual or threatened change in control.



Authorization of Shares



      A maximum of 200,000 shares of GPU common stock may be issued to Outside

Directors under the Deferred Stock Unit Plan.  If GPU declares a stock dividend, stock split or recapitalization or in the event of a merger,

consolidation or similar transaction and the number of outstanding shares thereby changes, the number of shares available under the Deferred Stock Unit

Plan will be equitably adjusted.



      If the Deferred Stock Unit Plan is adopted, Messrs. Black, Hagen,

Henderson, Pietruski, Roedel, Townsend and Trost and Mrs. Rein and Dr. Woolf

would initially each receive a number of deferred units equal in value to

$30,000 (one and one-half times the current annual retainer of $20,000) or an aggregate value of 270,000 for all directors, as a group.



      The affirmative vote of a majority of the shares of common stock present and voting at the Annual Meeting is required to approve the adoption of the

Deferred Stock Unit Plan.  The complete text of the Deferred Stock Unit Plan is set forth in Annex A to the Proxy Statement.



February 14, 1997               38

          3.   RATIFICATION OF SELECTION OF COOPERS & LYBRAND L.L.P. AS

               INDEPENDENT AUDITOR FOR THE YEAR 1997



               The Board of Directors has selected the firm of Coopers &

          Lybrand L.L.P. ("C&L"), independent certified public accountants,

          to audit the accounts of the Corporation for 1997.  Although submission to stockholders of the appointment of the independent auditor is not required by law, the Board, in accordance with its long-standing policy of seeking annual stockholder ratification of the selection of auditors, believes it appropriate that such selection be ratified by the stockholders.  C&L has acted as the auditor for the Corporation and its subsidiaries since 1946.  C&L has advised the Corporation that neither that firm nor any of its partners has any direct or indirect material relationship with the Corporation or its subsidiaries.



               The services rendered by C&L for 1996 included an audit of the consolidated financial statements of the Corporation and its subsidiaries for the year ending December 31, 1996 contained in the annual report to stockholders and audits of the individual and consolidated financial statements of the Corporation and its subsidiaries and related schedules filed annually with the

          Securities and Exchange Commission.  C&L also performed audits as necessary to report upon compliance with the accounting

          requirements of the Federal Energy Regulatory Commission for certain financial statements included in the reports which are



          February 14, 1997               39





          required to be filed annually with that Commission by the

          subsidiary companies.



               Fees paid to C&L for 1996 for services aggregated $1,320,000 excluding reimbursement for out-of-pocket expenses.



               It is expected that representatives of C&L will be present at the Annual Meeting, will be available to respond to

          appropriate questions and will have an opportunity to make a statement if they desire to do so.



































          February 14, 1997               40





                                 STOCKHOLDER PROPOSAL



          4.   STOCKHOLDER PROPOSAL



               New Jersey Public Interest Research Group, Law & Policy

          Center, 11 North Willow Street, Trenton, New Jersey 08608, and

          the Congregation of the Sisters of St. Dominic, 1 Ryerson Avenue,

          Caldwell, New Jersey 07006, the holders of 38 shares and 100 shares, respectively, of GPU Common Stock, have informed GPU that they plan to present the following resolution for action by the stockholders at the Annual Meeting:



          UTILITIES, ENERGY CONSERVATION, CARBON DIOXIDE EMISSIONS AND

          CLIMATE CHANGE



          WHEREAS WE BELIEVE:

               The U.S. performs poorly in energy efficiency, compared to other industrialized countries, ranking 9th out of the 10 OECD nations, and using nearly twice as much energy/$ GNP as Japan or

          Sweden.



               Electric utilities are the largest source of carbon dioxide

          (CO2) accounting for 35% of all emissions.  CO2, in turn, is the most important greenhouse gas, trapping solar heat and causing a

          'greenhouse' effect.





          February 14, 1997               41





               The Intergovernmental Panel on Climate Change has concluded that "the balance of evidence suggests a discernible human influence on global climate."  Environmental Ministers globally have endorsed this assessment and an urgent strengthening of actions to reduce greenhouse gas emissions.



               The impacts of climate change - on economic welfare, public health, environmental stability, agricultural production, and the level of the sea - would affect many people in the U.S. and elsewhere.  Many scientists have called for 20% reductions in CO2 emissions.  The U.S. ratified the 1994 UN treaty on climate change, supporting plans to reduce CO2 emissions to 1990 levels by the year 2000.  Moreover, certain U.S. corporations have adopted 20% reduction goals for their own energy consumption and

          CO2 emissions.



               Our Company's ranking on the Environmental Liability Index released by the Natural Resources Defense Council further

          underscores the need to reduce CO2 emissions.  While sensitive to the regulatory environment in which our company operates, we believe GPU can play an important role in controlling CO2

          emissions - through its choices of fuel, plant operation, and investment in customer efficiency programs known as Demand-Side

          Management (DSM).



               Energy options which lower CO2 emissions can create

          financial security for our Company by reducing or eliminating the

          February 14, 1997               42





          need for new electricity-generating capacity.  Integrating CO2 reductions into planning now will also minimize possible large compliance costs of future CO2 regulations, comparable to the large costs that some companies face now with the 1990 Clean Air

          Act.  DSM can also result in lower costs and increased profits for the utility and lower bills for the customer.  GPU can achieve financial and regulatory stability by taking leadership in this area.



               RESOLVED:  Shareholders request the Company to make a report publicly available by August 1997 (prepared at reasonable cost and omitting proprietary information), describing:  (a) plans and commitments to action that will reduce carbon dioxide emissions;

          (b) the financial implications of these plans, actions, or lack thereof; and (c) the ensuing impact upon shareholders.



          SUPPORTING STATEMENT



               We believe an effective report should discuss costs and

          savings for all feasible measures that would reduce CO2

          emissions, including DSM, development of renewable sources of energy, and fuel switching to lower-carbon-content fuels.

          Beginning to make cost-effective reductions in emissions now can make GPU more competitive, help retain large customers, create jobs in the local economy, protect both short-term and long-term financial health, and increase shareholder value.  Shareholders



          February 14, 1997               43





          should vote FOR this resolution to minimize the costs of climate change - both to the company and to society at large.





          The Board of Directors recommends that stockholders vote AGAINST this proposal.



               The Board of Directors believes that preparation of a report specifically addressed to the GPU Companies' carbon dioxide emission reduction plans would be largely duplicative of

          information already publicly available.  In particular, the

          Corporation's 1995 Annual Report to the Securities and Exchange

          Commission on Form 10-K ("SEC Report") reported that the

          Corporation had signed an Accord with the U.S. Department of

          Energy ("DOE") as part of the DOE's Climate Challenge Program.

          GPU is one of approximately 630 electric utilities which have signed accords or are otherwise cooperating with the DOE under that Program.  The Climate Challenge Program is the electric utility industry's response to the Clinton Administration's

          Climate Change Action Plan which has an overall goal of reducing through voluntary initiatives United States greenhouse gas emissions to 1990 levels by the year 2000.  GPU's Accord, which is publicly available, describes the utility industry and GPU-

          specific programs for the management of greenhouse gases.  As stated in the SEC Report, the GPU System's greenhouse gas

          management program is expected to avoid or reduce the equivalent of 8 million tons of carbon dioxide emissions between 1995 and

          February 14, 1997               44





          2000.  In light of the information contained in the SEC Report and the Accord, as well as in annual resource plans filed by

          GPU's electric operating subsidiaries with their state regulatory commissions -- which plans identify generation requirements and the proposed sources of energy and capacity to meet these

          requirements (including demand-side management initiatives) --

          the Board believes that preparation of a further report on this subject would involve needless expense which should not be borne by the stockholders at large.



               For these reasons, the Board believes the proposal is not in the best interests of the stockholders and recommends a vote

          AGAINST the proposal.





                                    OTHER MATTERS



               The Board of Directors does not intend to bring any other

          matters before the meeting and it is not informed of any other business which others may bring before the meeting.  However, if any other matters should properly come before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote on such matters as they, in their discretion, may determine.



               GPU will pay all costs of soliciting Proxies in the

          accompanying form.  Solicitation will be made by mail, and

          February 14, 1997               45





          directors and officers of GPU, and officers and employees of

          GPUS, may also solicit Proxies by telephone, telegraph or

          personal interview.  The Corporation has also retained

          ChaseMellon Shareholder Services, L.L.C. to aid in the

          solicitation of Proxies, at an estimated cost of $8,000, plus reimbursement of reasonable out-of-pocket expenses.  In addition,

          GPU will request persons who hold stock in their names for others to forward copies of this proxy soliciting material to them, and to request authority to execute Proxies on the accompanying form,

          and will reimburse such persons for their out-of-pocket and reasonable clerical expenses in doing this.



          Deadline for Stockholder Proposals



               If a stockholder wishes to submit a proposal for inclusion in the Proxy Statement for the 1998 Annual Meeting of

          Stockholders, such proposal must be received by the Corporation not later than December 3, 1997.




                                   By order of the Board of Directors,
                                   MARY A. NALEWAKO, Secretary



          March 26, 1997









          February 14, 1997               46






                            YOUR VOTE IS IMPORTANT


               You are encouraged to voice your preference by marking the appropriate boxes on the enclosed Proxy.  However, it is not necessary to mark any boxes if you wish to vote in accordance with the directors' recommendations; merely sign, date and return the Proxy in the enclosed postpaid envelope.









































          February 14, 1997               47





                                       Annex A





                    Deferred Stock Unit Plan for Outside Directors

                                          of

                                      GPU, Inc.



                          As Adopted Effective July 1, 1997

                                        _____





          1.   Purpose



               The purpose of the Plan is to more closely align the

          interests of the outside directors of GPU, Inc. with those of

          GPU, Inc. s stockholders by providing for a significant portion of the total annual compensation payable to such directors to be paid in the form of units representing shares of GPU, Inc.'s common stock.



          2.   Definitions



               As used herein, the following terms shall have the following meanings:



               "Account" shall mean the account established for a

          Participant pursuant to Section 5.

          February 14, 1997               48





               "Award Date" shall mean July 1, 1997 and July 1 of each

          calendar year thereafter.



               "Beneficiary" shall mean the person or persons designated by a Participant in accordance with Section 11 to receive any amount, or any shares of Common Stock, payable under the Plan upon the Participant's death.



               "Board of Directors" shall mean the Board of Directors of

          the Corporation.



               "Change in Control" shall mean the occurrence of any of the following events:



               (1)  An acquisition (other than directly from Corporation of any Common Stock or other voting securities of the Corporation entitled to vote generally for the election of directors (the

          "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange

          Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding shares of Common

          Stock or the combined voting power of the Corporation's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter

          February 14, 1997               49





          defined) shall not constitute an acquisition which would cause a

          Change in Control.  A "Non-Control Acquisition" shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (i) the Corporation or (ii) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Corporation (for purposes of this definition, a "Subsidiary"), (B) the Corporation or its

          Subsidiaries, or (C) any Person in connection with a "Non-Control

          Transaction" (as hereinafter defined);



               (2)  The individuals who, as of August 1, 1996, are members of the board of directors of the Corporation (the "Incumbent

          Board"), cease for any reason to constitute at least seventy percent (70%) of the members of the board of directors of the

          Corporation; provided, however, that if the election, or

          nomination for election by the Corporation's shareholders, of any new director was approved by a vote of at least two-thirds of the

          Incumbent Board, such new director shall, for purposes of this

          Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election

          Contest" (as described in Rule 14a-11 promulgated under the

          Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of the Corporation (a "Proxy Contest")

          February 14, 1997               50





          including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or



               (3)  The consummation of:



               (a)  A merger, consolidation or reorganization with or into the Corporation or in which securities of the Corporation are issued, unless such merger, consolidation or reorganization is a

          "Non-Control Transaction."  A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the

          Corporation or in which securities of the Corporation are issued where:



                   (i)  the shareholders of the Corporation, immediately

               before such merger, consolidation or reorganization, own

               directly or indirectly immediately following such merger,

               consolidation or reorganization, at least sixty percent

               (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving

               Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,



                  (ii)  the individuals who were members of the Incumbent

               Board immediately prior to the execution of the agreement

               providing for such merger, consolidation or reorganization

          February 14, 1997               51





               constitute at least seventy percent (70%) of the members of the board of directors of the Surviving Corporation, or a

               corporation, directly or indirectly, beneficially owning a majority of the Voting Securities of the Surviving

               Corporation, and



                  (iii)  no Person other than (w) the Corporation, (x) any

               Subsidiary, (y) any employee benefit plan (or any trust

               forming a part thereof) that, immediately prior to such

               merger, consolidation or reorganization, was maintained by the Corporation or any Subsidiary, or (z) any Person who,

               immediately prior to such merger, consolidation or

               reorganization had Beneficial Ownership of twenty percent

               (20%) or more of the then outstanding Voting Securities or common stock of the Corporation, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation's then outstanding voting

               securities or its common stock.



               (b)  A complete liquidation or dissolution of the

          Corporation; or



               (c)  The sale or other disposition of all or substantially all of the assets of the Corporation to any Person (other than a transfer to a Subsidiary).





          February 14, 1997               52





               Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject

          Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock or Voting Securities as a result of the acquisition of Common Stock or Voting

          Securities by the Corporation which, by reducing the number of shares of Common Stock or Voting Securities then outstanding,

          increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by the

          Corporation, and after such share acquisition by the Corporation,

          the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increases the percentage of the then outstanding shares of Common Stock or

          Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.



               "Committee" shall mean the Personnel, Compensation and

          Nominating Committee of the Board of Directors.



               "Common Stock" shall mean the shares of common stock of the

          Corporation.



               "Corporation" shall mean GPU, Inc.





          February 14, 1997               53





               "Deferred Stock Unit" shall mean a unit of measurement equi-

          valent to one share of Common Stock, with none of the attendant rights of a shareholder of such share, including, without

          limitation, the right to vote such share and the right to receive dividends thereon, except to the extent otherwise specifically provided herein.



               "Outside Director" shall mean a member of the Board of

          Directors who, as of any date of reference, is not an employee of the Corporation or any subsidiary thereof.



               "Participant" shall mean any Outside Director for whom an

          Account has been established, and is being maintained, pursuant to Section 5.



               "Plan" shall mean the Deferred Stock Unit Plan for Outside

          Directors of GPU, Inc., as set forth herein and as amended from time to time.



               "Retirement" shall mean, with respect to any Participant,

          the Participant's ceasing to be a member of the Board of

          Directors for any reason.



               "Vesting Date" shall mean, with respect to any Participant,

          the earliest to occur of the following dates:





          February 14, 1997               54





                   (i)  the date as of which the Participant has completed

               at least 54 months of service, whether or not continuous, as an Outside Director;



                  (ii)  the date of the Participant's death; or



                 (iii)  the date on which a Change in Control occurs.



          3.   Maximum Number of Shares of Common Stock Available



               The number of shares of Common Stock that may be distributed with respect to Deferred Stock Units awarded under the Plan shall be limited to 200,000 shares of Common Stock.  If any Deferred

          Stock Units credited to a Participant's Account shall be

          forfeited, the number of shares of Common Stock no longer payable with respect to the Deferred Stock Units so forfeited shall thereupon be released and shall thereafter be available for distribution with respect to new awards of Deferred Stock Units under the Plan.  The limitation provided under this Section 3 shall be subject to adjustment as provided in Section 9.



               The shares of Common Stock distributed under the Plan may be authorized and unissued shares, or shares purchased on the open market by the Corporation at such time or times and in such manner as it may determine.





          February 14, 1997               55







          4.   Annual Awards



               As of each Award Date, the Account maintained hereunder for each member of the Board of Directors who is an Outside Director on such date shall be credited with a number of Deferred Stock

          Units determined by first multiplying the amount of his or her

          Annual Cash Retainer by 1.5, and then dividing the resulting product by the per share closing price of the Common Stock as reported on the New York Stock Exchange Composite Tape for such

          Award Date, or if there are no sales of Common Stock on such date, for the next preceding day on which there were sales of

          Common Stock.  An Outside Director's "Annual Cash Retainer" shall mean, as of any Award Date, the annual rate of cash retainer in effect for the Outside Director as of the day preceding such

          Award Date.



          5.   Accounts



               There shall be established on the books and records of the

          Corporation, for bookkeeping purposes only, a separate Account for each member of the Board of Directors who is an Outside

          Director on July 1, 1997, and for each individual who becomes  an

          Outside Director thereafter, to reflect such Participant's interest under the Plan.  The Account so established shall be maintained in accordance with the following provisions:



          February 14, 1997               56





               (a)  As of each Award Date, each Participant's Account shall be credited with the number of Deferred Stock Units required to be credited pursuant to Section 4.



               (b)  Each Participant's Account shall be adjusted to reflect all additional Deferred Stock Units required to be credited to such Account pursuant to Section 6, and the cancellation of all

          Deferred Stock Units with respect to which payments are made pursuant to Section 7.



               (c)  A Participant's interest in his or her Account shall

          become fully vested and nonforfeitable upon his or her Vesting

          Date.



          6.   Crediting of Dividend Equivalents



               Until payment with respect to a Participant's Account has

          been made in full in accordance with Section 7, a Participant's

          Account shall be credited, as of each date on which the

          Corporation pays a dividend on its Common Stock ("Dividend

          Payment Date"), with additional Deferred Stock Units, the number of which shall be determined by multiplying (i) the number of

          Deferred Stock Units standing to the Participant's credit in his or her Account immediately prior to such Dividend Payment Date by

          (ii) the quotient resulting from dividing (A) the per share amount of the dividend so paid by (B) the price per share used for the reinvestment of dividends paid on such Dividend Payment

          February 14, 1997               57





          Date under the provisions of the Corporation's Dividend

          Reinvestment and Stock Purchase Plan.



          7.   Payment of Account Balances



               Payment with respect to a Participant's Account shall be

          made in accordance with the following provisions:



               (a)  A Participant's Account shall become payable upon the

          Participant s Retirement on or after his or her Vesting Date.  If a Participant ceases to serve as a member of the Board of

          Directors for any reason prior to his or her Vesting Date, all of the Deferred Stock Units standing to the Participant's credit in his or her Account shall be forfeited as of the date of such cessation of the Participant's service.



               (b)  Except as otherwise provided in (c) below, payment with respect to a Participant's Account shall be made in the form of a single lump sum payment.  Such payment shall be made to the

          Participant or, if the Participant's Account becomes payable by reason of his or her death, to the Participant's Beneficiary.

          Payment shall be made on the first business day of the second calendar month following the month in which the Participant s

          Retirement occurs.



               (c)  A Participant may elect to have payment with respect to his or her Account made to the Participant, or in the event of

          February 14, 1997               58





          the Participant's death, to his or her Beneficiary, in the form of annual installments payable over a period of five years, or such greater number of years as the Participant specifies in his or her election.  An election under this Section 7(c) shall be made in writing, on a form that is provided by the Committee for such purpose and that is filed by the Participant with the

          Committee at least one year prior to the date of the

          Participant's Retirement or death.  Any election so made may be revoked, and a new election may be made hereunder after such revocation.  Any such revocation or new election shall be made in the same manner, and by the same date, as described in the second preceding sentence.  If a Participant's Account becomes payable in the form of annual installments, payments shall be made in accordance with the following provisions:



                   (i)  The first installment payment shall be made on the

               first business day of the second calendar month following

               the month in which the Participant's Retirement occurs, and the remaining installment payments shall be made on the

               anniversary of such payment commencement date in each

               succeeding year.



                  (ii)  With each annual installment, payment shall be made

               with respect to a number of Deferred Stock Units equal to

               the quotient resulting from dividing (A) the total number of

               Deferred Stock Units included in the balance of the

               Participant's Account as of the last day of the calendar

          February 14, 1997               59





               month preceding the date on which such payment is to be

               made, by (B) the number of installment payments remaining to be made.



                 (iii)  If the Participant should die before receiving all

               installment payments required to be made hereunder with

               respect to the Participant's Account, any installment

               payments remaining to be made at the date of the

               Participant's death shall be made to the Participant's

               Beneficiary in the same form, at the same times and in the same amounts, as such payments would have been made to the

               Participant if he or she had not died.



               (d)  Payment with respect to any Deferred Stock Units

          included in the balance of a Participant's Account shall be made

          (i) by the issuance of one share of Common Stock for each whole

          Deferred Stock Unit with respect to which payment is being made,

          and (ii) in cash, with respect to any fractional part of a

          Deferred Stock Unit with respect to which payment is being made.

          Notwithstanding the foregoing, the Committee, in its sole

          discretion, may determine that payment with respect to any or all of the Deferred Stock Units included in the balance of a

          Participant's Account shall be made in cash instead of in shares of Common Stock.  The amount of the cash payment to be made with respect to any Deferred Stock Unit shall be equal to (and the amount of the cash payment to be made with respect to any

          fractional part of a Deferred Stock Unit shall be based upon) the

          February 14, 1997               60





          per share closing price of the Common Stock as reported on the

          New York Stock Exchange Composite Tape for the last business day immediately preceding the date on which such cash payment is to be made.



               (e)  Notwithstanding any other provision in this Section 7 to the contrary, payment with respect to any part or all of the

          Participant's Account may be made to the Participant or, if the

          Participant has died, to the Participant's Beneficiary, on any date earlier than the date on which such payment is to be made pursuant to such other provisions of this Section 7 if (i) the

          Participant, or his or her Beneficiary, requests such early pay-

          ment and (ii) the Committee, in its sole discretion, determines that such early payment is necessary to help the Participant, or his or her Beneficiary, meet an "unforeseeable emergency" within the meaning of Section 1.457-2(h)(4) of the federal Income Tax

          Regulations.  The amount that may be so paid may not exceed the amount necessary to meet such emergency.



          8.   Change in Control



               Notwithstanding any other provision of the Plan to the

          contrary or any other optional form of distribution otherwise elected or provided for hereunder, each Participant shall be permitted to make a special distribution election to have the entire balance of his or her Account distributed in the form of a single lump sum payment in the event of the Participant's

          February 14, 1997               61





          Retirement following a Change in Control; provided, however, that such election shall be effective only if it is made at least twelve months prior to such Change in Control.  Any special election made hereunder may be revoked, and a new special

          election may be made at any time; provided, however, that any such revocation or new election shall be effective only if it is made twelve months prior to a Change in Control.  Any special election, or revocation of a special election, that may be made hereunder shall be made in the manner set forth in Section 7(c).



               The lump sum payment to be made pursuant to a Participant's special distribution election hereunder shall be made no later than 30 days after the date of the Participant's Retirement.

          Such payment shall be made in the manner provided in Section 7(d)

          and in an amount determined as follows:



                   (i)  To the extent that the payment for any of the

               Participants  Deferred Stock Units is to be made in cash

               pursuant to Section 7(d), the amount of cash to be paid for such Deferred Stock Units shall be equal to the product of

               (A) the number of such Deferred Stock Units, multiplied by

               (B) the highest closing price per share of the Common Stock,

               as reported on the New York Stock Exchange Composite Tape,

               occurring during the 90-day period preceding and the 90-day period following the Change in Control (the "Multiplication

               Factor").



          February 14, 1997               62





                 (ii)  To the extent that payment for any of the

               Participant's Deferred Stock Units is to be made in shares of Common Stock pursuant to Section 7(d), the number of

               shares of Common Stock to be issued with respect to such

               Deferred Stock Units shall be determined by dividing (A) the product of (y) the number of such Deferred Stock Units

               multiplied by (z) the Multiplication Factor, by (B) the per share closing price of the Common Stock as reported on the

               New York Stock Exchange Composite Tape for the day preceding the payment date, or if there are no sales of Common Stock on such date, for the next preceding day on which there were sales of Common Stock.



          9.   Certain Adjustments to Plan Shares



               In the event of any change in the shares of Common Stock by reason of any stock dividend, stock split, recapitalization,

          reorganization, merger, consolidation, split-up, combination or exchange of shares, or any rights offering to purchase Common

          Stock at a price substantially below fair market value, or any similar change affecting the shares of Common Stock, the number and kind of shares represented by Deferred Stock Units shall be appropriately adjusted consistent with such change in such manner as the Committee, in its sole discretion, may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participants hereunder.  The Committee shall give notice to each Participant of any adjustment made

          February 14, 1997               63





          pursuant to this Section and, upon such notice, such adjustment shall be effective and binding for all purposes.



          10.  Listing and Qualification of Common Shares



               The Corporation, in its discretion, may postpone the

          issuance, delivery, or distribution of shares of Common Stock with respect to any Deferred Stock Units until completion of such stock exchange listing or other qualification of such shares under any state or federal law, rule or regulation as the

          Corporation may consider appropriate, and may require any

          Participant or Beneficiary to make such representations and furnish such information as it may consider appropriate in con-

          nection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.



          11.  Designation and Change of Beneficiary



               Each Participant shall file with the Committee a written

          designation of one or more persons as the Beneficiary who shall be entitled to receive any amount, or any shares of Common Stock,

          payable under the Plan upon his or her death.  A Participant may,

          from time to time, revoke or change his or her Beneficiary designation without the consent of any previously designated

          Beneficiary by filing a new designation with the Committee.  The last such designation received by the Committee shall be

          controlling; provided, however, that no designation, or change or

          February 14, 1997               64





          revocation thereof, shall be effective unless received by the

          Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.  If at the date of a Participant's death, there is no designation of a

          Beneficiary in effect for the Participant pursuant to the

          provisions of this Section 11, or if no Beneficiary designated by the Participant in accordance with the provisions hereof survives to receive any amount, or any shares of Common Stock, payable under the Plan by reason of the Participant's death, the

          Participant's estate shall be treated as the Participant's

          Beneficiary for purposes of the Plan.



          12.  Rights of Participants



               A Participant's rights and interests under the Plan shall be subject to the following provisions:



               (a)  A Participant shall have the status of a general

          unsecured creditor of the Corporation with respect to his or her right to receive any payment under the Plan.  The Plan shall constitute a mere promise by the Corporation to make payments in the future of the benefits provided for herein.  It is intended that the arrangements reflected in this Plan be treated as unfunded for tax purposes.



               (b)  A Participant's rights to payments under the Plan shall not be subject in any manner to anticipation, alienation, sale,

          February 14, 1997               65





          transfer, assignment, pledge, encumbrance, attachment, or

          garnishment by creditors of the Participant or his or her

          Beneficiary.



               (c)  Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained as a member of the Board of Directors.



          13.  Administration



               The Plan shall be administered by the Committee.  A majority of the members of the Committee shall constitute a quorum.  The

          Committee may act at a meeting, including a telephone meeting, by action of a majority of the members present, or without a meeting by unanimous written consent.  In addition to the

          responsibilities and powers assigned to the Committee elsewhere in the Plan, the Committee shall have the authority, in its discretion, to establish from time to time guidelines or

          regulations for the administration of the Plan, interpret the

          Plan, and make all determinations considered necessary or

          advisable for the administration of the Plan.  The Committee may delegate any ministerial or nondiscretionary function pertaining to the administration of the Plan to any one or more officers of the Corporation.



               All decisions, actions or interpretations of the Committee under the Plan shall be final, conclusive and binding upon all

          February 14, 1997               66





          parties.  Notwithstanding the foregoing, any determination made by the Committee after the occurrence of a Change in Control that denies in whole or in part any claim made by any individual for benefits under the Plan shall be subject to judicial review,

          under a "de novo", rather than a deferential, standard.



          14.  Amendment or Termination



               The Board of Directors may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that Section 7(a),

          Section 8, the last sentence of Section 13, this Section 14, and the definitions of Change in Control and Vesting Date in Section

          2,  may not be amended, and the Plan may not be suspended or terminated, (I) at the request of a third party who has indicated

          an intention or taken steps to effect a Change in Control and who effectuates a Change in Control, (ii) within six months prior to,

          or otherwise in connection with, or in anticipation of, a Change in Control which has been threatened or proposed and which actually occurs, or (iii) following a Change in Control, if the amendment, suspension or termination adversely affects the rights of any Participant under the Plan.  In addition, no amendment,

          suspension or termination of the Plan shall deprive any

          Participant of any rights with respect to Deferred Stock Units previously credited to his or her Account under the Plan without his or her written consent.



          February 14, 1997               67





          15.  Successor Corporation



               The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the

          Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the

          Corporation. The Corporation agrees that it will make appropriate provision for the preservation of Participants' rights under the

          Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.































          February 14, 1997               68













                                      GPU, INC.



                      Proxy Solicited by the Board of Directors

               for Annual Meeting to be held at 10:00 A.M. May 1, 1997



                                  The Morris Museum

                              Six Normandy Heights Road

                                Morristown, New Jersey





               The undersigned hereby appoints J. G. Graham,

            F. A. Donofrio, and M. A. Nalewako, and each or any of them,

            proxies to represent the undersigned at the Annual Meeting of

            Stockholders, and at any adjournment thereof, and thereat to vote all the shares of stock which the undersigned would be entitled to vote, with all the power the undersigned would possess if personally present, with full power of substitution,

            upon the following items as set forth in the Notice of Annual

            Meeting and Proxy Statement, each dated March 26, 1997 (receipt of which is hereby acknowledged), and in their discretion upon such other matters, if any, as may properly come before the meeting.



          February 14, 1997               69





               Said proxies are instructed to vote for or against

            proposals, as indicated by the undersigned (or, if no indication is given, for Proposals 1, 2, 3 and against Proposal 4).



               You are encouraged to voice your preference by marking the appropriate boxes on the other side.  However, you need not mark any boxes if you wish to vote in accordance with the directors'

            recommendations; just sign on the other side.



                    (continued and to be signed on the other side)



































          February 14, 1997               70

                                                                                      ___      Please mark
                                                                                     |   |     your votes
                                                                                     | X |     as this.

                                                                               CHECK HERE      __
                                                                             IF YOU PLAN TO   |__|
          The Directors Recommend a Vote "FOR" Proposals 1, 2 and 3:         ATTEND THE MEETING.

          1 - Election of four Class III Directors and two Class II
              Directors.
          FOR all nominees listed on    WITHHOLD AUTHORITY             NOMINEES:
          the right (except as marked   to vote for all nominees
          to the contrary on the right) listed on the right              Hafer, Hagen, Roedel,
                                                                         Townsend, Trost and Woolf

                    __                          __                     (Instruction:
                   |  |                        |  |                    To withhold authority to
                   |__|                        |__|                    vote for any individual
                                                                       nominee, print that
                                                                       nominee s name in the space
                                                                       provided below.)
          2 - Adoption of a Deferred Stock Unit Plan for Outside
              Directors as set forth in the accompanying Proxy         ___________________________
              Statement.

                                                                       Dated__________________1997
               FOR            AGAINST            ABSTAIN               Signature__________________
               __               __                 __                  Signature if held jointly
              |  |             |  |               |  |                 ___________________________
              |__|             |__|               |__|                 Please date and sign


                                                                       In case of joint owners, each
          3 - Ratification of the selection of Coopers &               joint owner should sign.
              Lybrand L.L.P. as auditor.                               When signing as attorney,
                                                                       executor, administrator,
                                                                       trustee, guardian, corporate
               FOR            AGAINST            ABSTAIN               officer, etc., give full
               __               __                 __                  title.
              |  |             |  |               |  |
              |__|             |__|               |__|




          The Directors Recommend a Vote "AGAINST" Proposal 4:

          4 - Stockholder Proposal as set forth in the accompanying Proxy Statement.

               FOR            AGAINST            ABSTAIN
               __               __                 __
              |  |             |  |               |  |
              |__|             |__|               |__|



          ------------------------------------------------------------------------------------------


          IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE BRING THIS ENTIRE LOWER PORTION OF THIS
          CARD (SPEAKER CARD AND ADMISSION CARD) WITH YOU.

          If you plan to speak at the Annual Meeting, please complete the following:




          Stockholder Name __________________________________________________________      SPEAKER
                                        (Please print clearly)                              CARD


          City ______________________________________ State _________________________





                                        PLEASE DO NOT DETACH

          ------------------------------------------------------------------------------------------


          GPU                     1997 ANNUAL MEETING OF STOCKHOLDERS
                                        MAY 1, 1997 - 10:00 A.M.

                                                           The Morris Museum
                                                           Six Normandy Heights Road       ADMISSION
                                                           Morristown, New Jersey            CARD

                                                           Please bring this card with you
                                                           to the meeting.  Its presentation
                                                           will assure your prompt admittance.

                                                           This card is not transferable

                                                      72

                                                                                      ___      Please mark
                                                                                     |   |     your votes
                                                                                     | X |     as this.

                                                                               CHECK HERE      __
                                                                             IF YOU PLAN TO   |__|
          The Directors Recommend a Vote "FOR" Proposals 1, 2 and 3:         ATTEND THE MEETING.

          1 - Election of four Class III Directors and two Class II
              Directors.

          FOR all nominees listed on    WITHHOLD AUTHORITY             NOMINEES:
          the right (except as marked   to vote for all nominees
          to the contrary on the right) listed on the right              Hafer, Hagen, Roedel,
                                                                         Townsend, Trost and Woolf

                    __                          __                     (Instruction:
                   |  |                        |  |                    To withhold authority to
                   |__|                        |__|                    vote for any individual
                                                                       nominee, print that
                                                                       nominee s name in the space
                                                                       provided below.)
          2 - Adoption of a Deferred Stock Unit Plan for Outside
              Directors as set forth in the accompanying Proxy         ___________________________
              Statement.

                                                                       Dated__________________1997
               FOR            AGAINST            ABSTAIN               Signature__________________
               __               __                 __                  Signature if held jointly
              |  |             |  |               |  |                 ___________________________
              |__|             |__|               |__|                 Please date and sign


                                                                       In case of joint owners, each
          3 - Ratification of the selection of Coopers &               joint owner should sign.
              Lybrand L.L.P. as auditor.                               When signing as attorney,
                                                                       executor, administrator,
                                                                       trustee, guardian, corporate
               FOR            AGAINST            ABSTAIN               officer, etc., give full
               __               __                 __                  title.
              |  |             |  |               |  |
              |__|             |__|               |__|                 If you are planning to
                                                                       attend the meeting,
                                                                       remember to obtain from
          The Directors Recommend a Vote "AGAINST" Proposal            the record holder a letter
                                                                       or other evidence of your
          4 - Stockholder Proposal as set forth in the                 beneficial ownership of
              accompanying Proxy Statement.                            shares in GPU to facilitate
                                                                       your admittance to the
               FOR            AGAINST            ABSTAIN               meeting.
               __               __                 __
              |  |             |  |               |  |
              |__|             |__|               |__|


                                                      73
